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                                    EXECUTIVE
                              EMPLOYMENT AGREEMENT


           AGREEMENT between DECISIONONE HOLDINGS CORP. ("Holdings"), DECISIONONE CORPORATION (the "Company"), and KENNETH DRAEGER ( "Executive"), dated as of August 7, 1997.

                                   BACKGROUND

           Executive currently serves as the Chairman and Chief Executive Officer of Holdings and the Company. Holdings and the Company are the subject of a recapitalization, and in connection therewith, the Board of Directors of each of Holdings and the Company desire to retain Executive as the Chairman and Chief Executive Officer of Holdings and the Company on the terms and conditions set forth in this Agreement. Executive desires to continue to be so employed.

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

           1. Employment. Holdings and the Company each hereby employ Executive as Chairman of the Board and Chief Executive Officer, to perform such duties as may be assigned to Executive by the Board of Directors, consistent with this Agreement and with Executive's duties on the date hereof. Executive shall report solely to the Boards of Directors of Holdings and the Company, respectively. Executive's power and authority shall be superior to those of any other officer or employee of Holdings or the Company. All officers and employees reporting to Executive on the date hereof shall continue to report to Executive during the term of this Agreement, and Executive's responsibilities shall include strategic guidance, acquisitions and investor relations. Holdings and the Company shall cause Executive to be elected as a director of Holdings and the Company during the period of Executive's employment. Executive accepts, and shall perform, the duties of such offices and of such directorships of Holdings and the Company.

           2. Term. The initial term of this Agreement ("Initial Term") shall commence on August 7, 1997, (the "Effective Date") and end on August 7, 1999, unless such term is earlier terminated in accordance with the provisions of this Agreement. The term of Executive's employment under this Agreement shall automatically continue for two consecutive periods of one year each unless either party shall have given written notice of non-renewal at least one hundred eighty (180) days prior to the end of the then current term.


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           3.      Compensation.

           (a) Base Salary. Holdings shall pay or shall cause the Company to pay Executive a base salary for the first year of employment at the annual rate of Four Hundred Fifty Thousand Dollars ($450,000) (such amount, as the same may be increased from time to time, is referred to as the "Base Salary"). The Base Salary shall thereafter be reviewed by the Board of Directors of Holdings at least annually and shall be increased by the Board of Directors of Holdings at any time and from time to time in the discretion of such Board of Directors. The Base Salary shall never be decreased. The Base Salary shall be payable in installments at such times as Holdings customarily pays its other executive officers and key employees.

           (b) Annual Cash Bonus. Prior to July 31 of each year, Holdings shall pay or shall cause the Company to pay Executive, for each fiscal year of his employment, beginning with the fiscal year ending in 1998, a cash bonus in an amount established by the Board of Directors of Holdings or the Company in accordance with this Agreement. The Holdings Board of Directors shall establish or cause the Company's Board of Directors to establish the amount of Executive's annual bonus based on the consolidated operating performance of Holdings and the Company for the relevant year compared to its annual operating plan, which plan shall be approved in advance each year by Executive and the Holdings Board of Directors following consultation and discussion between the Board and Executive. The Holdings Board of Directors shall establish or cause the Company's Board of Directors to establish an incremental scale, in advance and following consultation with, and approval by, Executive, which will provide for adjustments to Executive's bonus amount on an equitable basis so as to fairly reward Executive in the event that target levels are approached but not met. If for any fiscal year the target levels are substantially satisfied, then Executive's cash bonus for such fiscal year shall be in an amount which would place Executive in at least the 75th percentile for total cash compensation (less base compensation) received by the highest paid executives indicated by the Peer Group Comparison as described in Exhibit A.

           (c) Incentive Plan. Holdings shall include Executive as a participant in its Management Stock Incentive Plan pursuant to which shares of the common stock of Holdings (the "Common Stock") will be issued. Holdings will grant options to Executive pursuant to the Management Stock Incentive Plan which are exercisable for 290,000 shares of Common Stock issuable under such plan. Such options shall be subject to the terms and conditions of such Management Stock Incentive Plan, provided, however, that:

                   (i) in any case where there is discretion in setting the terms applicable to an option, Holdings shall (or shall cause the plan administrator to) grant options to Executive on terms no less favorable than the terms granted to members of the most senior level executives of Holdings and/or the Company;

                   (ii) the exercise period for options granted to Executive shall terminate not earlier than 180 days after the termination of Executive's employment; and


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                   (iii) 50% of such options shall vest at the rate of 7.5% on the date of grant and an additional 1.18% on the first day of every month for the 36 months beginning the month following the date of grant and the remaining 50% of such options shall vest based upon the vesting and performance provisions of the Management Stock Incentive Plan as applicable to the most senior level executives of Holdings and/ or the Company.

           (d)     Other Benefits.

                   (1) Executive shall be eligible to participate in any retirement, group insurance, life insurance, medical, disability, dental, vacation and any other plans or programs made available to the senior executive employees of Holdings or the Company. Executive shall be entitled to five (5) weeks paid vacation for each twelve month period following the Effective Date. Following termination of Executive's employment for any reason, Holdings shall continue or cause the Company to continue to provide Executive and his spouse with health insurance (or cash sufficient to acquire health insurance) which is equivalent in coverage to the health insurance in effect on the Date of Termination, until the earlier of Executive reaching the age of 65 or Executive becoming a full time paid employee at another company.

                   (2) Holdings shall provide or cause the Company to provide Executive with the exclusive use (for business and personal needs) of a luxury automobile that is equivalent to the automobile provided to Executive on the date hereof in terms of quality, cost, features, size and prestige. Holdings shall be responsible for or cause the Company to be responsible for the payment or reimbursement of all costs incurred with respect to the automobile provided to Executive including, but not limited to, maintenance, insurance, repairs and fuel.

                   (3) Holdings shall provide or cause the Company to provide Executive with membership to two country clubs of Executive's choice, and shall either pay or reimburse Executive for all initial and periodic fees, expenses, dues and assessments incurred in connection with such memberships.

                   (4) Holdings shall reimburse or cause the Company to reimburse Executive, upon request, for all business expenses, such as travel, entertainment, lodging and meals, incurred by Executive in furtherance of his duties under this Agreement. Executive shall be entitled to first class air and ground transportation in connection with Executive's business travel.

                   (5) Holdings shall provide or cause the Company to provide Executive with telephone service, including mobile telephone service, as requested by Executive in furtherance of his duties under this Agreement.

                   (6) Holdings shall provide or reimburse or cause the Company to either provide, or, if requested by Executive, reimburse Executive for the costs of, a complete annual physical examination for both Executive and Executive's spouse.


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                   (7)   Holdings shall enable or cause the Company to
enable Executive to participate in, and to receive all benefits and perquisites under, any other compensation, employee benefit, employee welfare and fringe benefit plans or programs now or hereinafter established by Holdings or Company for executive officers.

           (e)     Special Bonus

                   To the extent a change of control (as defined in the Investors' Agreement dated as of August 7, 1997, among DecisionOne Holdings Corp., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A,L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L. P., DLJ First ESC, LLC, and Certain Other Persons Named therein (the "Investor Agreement")) event occurs on or before Executive's employment terminates or at any time thereafter if prior to the termination of Executive's employment, the Company, Holdings, DLJ Merchant Banking Partners II, L.P. ("DLJMBII"), any affiliates of DLJMBII, or any authorized representative of such parties engages in substantive discussions concerning the possible change of control and DLJMBII generates an internal rate of return on its original investment in excess of 40% per annum, Executive will be paid a Special Bonus by Holdings. The Special Bonus will be paid in cash within ten (10) days of the Special Bonus event occurring. If the internal rate of return is greater than 40% the Special Bonus shall be $5,000,000. For each 1% increase above 40%, Executive shall receive an additional $500,000 but in no event shall the Special Bonus exceed $15,000,000. The Special Bonus, together with any other similar bonuses awarded to Mr. Felice, shall be taken into account in calculating the internal rate of return.

           4.      Termination of Employment.

                   (a) Disability. The Executive's employment shall terminate upon the occurrence of Disability. "Disability" means the inability of Executive to perform services hereunder, substantially as performed on the date hereof, on a full time basis by reason of physical or mental incapacity, sickness or infirmity which continues for more than three (3) consecutive months or for periods aggregating more than six (6) months during any twenty-four (24) month period. Executive shall continue to receive all Base Salary, cash bonuses and other benefits to which he is entitled during such three (3) month or twenty-four (24) month period, as the case may be, pending a determination of Disability.

                   (b) Death. If Executive dies during the term of this Agreement, his employment shall terminate as of the date of death.

                   (c) Termination for Cause. The Company and Holdings may terminate Executive's employment at any time for Cause. "Cause" means that at duly convened meetings of the Boards of Directors of Holdings and the Company of which Executive was given reasonable advance notice and at which Executive and his counsel had the opportunity to be heard, a resolution


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was adopted by the affirmative vote of not less than two-thirds of the entire membership of such Boards (including the affirmative votes of at least one outside member of each of such Boards) finding that, in the good faith judgment of each of such Boards, any of the following had occurred:

                         (A)   Executive's willful and continued failure
substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

                         (B)   the conviction of Executive or the plea of
guilty by Executive for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or Holdings conducts business;

                         (C)   Executive's repeatedly being under the
influence of illegal drugs or alcohol while performing his duties hereunder;

                         (D)   any other act or omission which is materially
injurious to the financial condition or business reputation of the Company, Holdings or any of their affiliates; or

                         (E)   Executive's breach of the provisions of
Section 8.

Provided that, in the case of any action or omission described in clause (A),
(C), (D) or (E) above (a "Deficiency"), the Company must first provide Executive thirty (30) days written notice of the Deficiency and the opportunity to cure such Deficiency, and provided further, that Cause shall not be deemed to exist with respect to any act or omission which Executive in good faith believed to have been in, or not opposed to, the best interest of the Company.

                   (d) Termination Without Cause. Holdings and the Company may terminate Executive's employment under this Agreement, without Cause
(as defined above), at any time upon written notice to Executive given at least one hundred eighty (180) days in advance. Likewise, Executive may terminate employment under this Agreement at any time upon written notice to Holdings and the Company given at least one hundred eighty (180) days in advance. In each case, Holdings shall pay or shall cause the Company to pay Executive his full compensation hereunder and continue to provide Executive his full benefits during such period.

           5.      Obligations Upon Termination.

                   (a) Disability. If Executive's employment is terminated due to Disability, then Holdings thereafter shall continue to pay or cause the Company to continue to pay Executive the Base Salary then in effect until the earlier of the date on which Executive begins to receive benefits under each of the disability plans of Holdings and Company in which Executive is a participant or the date of Executive's death. Such amount shall be paid in the same installments as salary is paid to the senior executives of Holdings. In addition, Holdings shall provide or cause the Company to provide the benefits required by Section 5(d).


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                   (b)   Death or Termination for Cause. If Executive's
employment terminates due to his death or upon termination for Cause, Holdings shall provide or cause the Company to provide Executive or his executor or personal representative with the benefits required by Section 5(d) hereof, and shall have no further obligations under this Agreement.

                   (c)   Termination Without Cause.

                         (i)   if at any time Holdings or the Company
terminates Executive's employment without Cause, then Holdings in addition to providing the compensation and benefits during the period referred to in Section 4(d) and the benefits required by Section 5(d), shall pay or cause the Company to pay to Executive the aggregate of the following amounts, 50% in a lump sum in cash, within thirty (30) days after the Date of Termination, and the balance in eighteen (18) equal consecutive monthly installments commencing sixty (60) days after the Date of Termination.

                               (x)     an amount equal to the Base Salary
received by Executive for the eighteen (18) month period immediately preceding the Date of Termination, or, if termination occurs during the first eighteen (18) months of the Initial Term, $675,000, plus,

                               (y)     an amount equal to 150% of the annual
cash bonus received by Executive with respect to the preceding fiscal year, or, if termination occurs during the first year of the Initial Term, $750,000.

                         (ii)  if at any time Executive voluntarily
terminates his employment, then Holdings in addition to providing the compensation and benefits during the period referred to in Section 4(d) and the benefits required by Section 5(d), shall pay or shall cause the Company to pay to Executive in six (6) equal consecutive monthly installments commencing thirty
(30) days after the Date of Termination an amount equal to the base salary received by Executive for the six months immediately preceding the Date of Termination.

"Date of Termination" means: in the event of termination as a result of:

                               (s)     Disability, the date Executive's
                                       employment is terminated pursuant to
                                       Section 4(a);

                               (t)     Death, the date of death;

                               (u) Cause, the date Executive's employment is terminated pursuant to Section 4(c);

                               (v)     No Cause, (i) the date of termination
specified in the notice of termination of employment from Holdings or the Company, or (ii) the date of termination specified in Executive's letter of resignation to Holdings and the Company.


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                   (d)   Additional Obligations. If Executive's employment
terminates for any reason, then in addition to all amounts payable under this Agreement or otherwise including, but not limited to, the health insurance benefits referred to in Section 3(d)(i) hereof, Holdings shall or shall cause the Company to:

                         (i)   Unpaid Obligations. Pay to Executive or his
executor or legal representative, as the case may be, within thirty (30) days after the Date of Termination, any unpaid portion of Executive's Base Salary, any unpaid portion of Executive's cash bonus for the year preceding the year in which the Date of Termination shall occur, and benefits (including, without limitation, reimbursable business expenses) up to the date of Executive's Date of Termination;

                         (ii)  Prorated Bonus. Pay to Executive or his
executor or legal representative, as the case may be, within thirty (30) days after the Date of Termination, the higher of (a) an amount equal to the prorated portion of the annual cash bonus for the fiscal year preceding the fiscal year in which termination occurs or (b) the prorated portion of the annual cash bonus for the fiscal year in which termination occurs (i.e., the cash bonus amount that Executive would have received if he had been employed by the Company for the full fiscal year multiplied by a fraction, of which the numerator shall be the number of calendar days that Executive was an employee of the Company during such year ,and the numerator of which shall be 365). For purposes of determining the bonus that would have been received for the fiscal year in which termination occurs the financial results for the partial year completed shall be extrapolated to full year results.

           6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by Holdings or the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with Holdings or the Company. Except as otherwise provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of Holdings or the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

           7. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The obligations of Holdings and the Company to make the payments provided for in this Agreement subject to Section 8(a) and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Holdings or the Company may have against Executive or others.

           8.      Confidential Information; Competition.

                   (a) Except as advisable to comply with law or a court or regulatory agency order, Executive shall not disclose any secret or confidential information, knowledge, or data of Holdings or the Company, and their respective businesses, which shall have been obtained by Executive


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during Executive's employment by Holdings and the Company and which shall not be or have become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement unless at duly convened meetings of the Boards of Directors of Holdings and the Company of which Executive was given reasonable advance notice and at which Executive and his counsel had the opportunity to be heard, a resolution was adopted by the affirmative vote of not less than two-thirds of the entire membership of such Boards (including the votes of at least one outside member of each such Boards) finding that, in the good faith judgment of each of such Boards Executive has violated the provisions of this Section 8.

                   (b) So long as Executive is employed under this Agreement and for the one year period following the Date of Termination, Executive will not conduct or participate in any business whose principal business is computer maintenance. Holdings and the Company may, extend the period of Executive's non-competition for one additional year. If Holdings and the Company elect to so extend such period, they shall notify Executive of such one-year extension within five days after the notice of Executive's termination and shall then pay to Executive the full Base Salary in effect as of the Date of Termination for the entire additional one-year period. For a two-year period following termination of his employment under this Agreement, Executive shall not directly solicit for employment any of Holdings' or the Company's officers or employees. Executive may hire, however, employees or officers who, without solicitation by Executive, approach Executive regarding employment or consulting.

           9.      Executive Investment/Stock Ownership.

                   (a) Executive is the holder of a number of options to acquire pre-recapitalization Common Stock (the "Existing Options"). Executive has designated for conversion Existing Options to acquire 86,111 shares of Common Stock. Immediately upon effectiveness of the recapitalization contemplated by the Merger Agreement, the Existing Options designated by Executive shall automatically be deemed canceled and Holdings shall be deemed to have substituted and delivered to Executive identical options (the "Substitute Options") to acquire Holdings' post-recapitalization Common Stock. The excess of the aggregate fair market value of the Common Stock subject to the Substitute Options immediately after the substitution over the aggregate option exercise price for such Common Stock shall equal the excess of the aggregate fair market value of the Common Stock subject to the designated Existing Options immediately before such substitution over the aggregate option exercise price for such Common Stock, and all other terms shall remain unchanged from those applicable to the Existing Options, except that Executive may exercise and transfer Substitute Options to the extent specified in Section 9(b) below.

                   (b)   The Substitute Options created pursuant to this
Section 9, if and to the extent that they are Non-Qualified Stock Options, may be transferred by Executive, and exercised by Executive, through: (i) transfer at any time to Executive's family or relatives, (ii) transfer at any time to any other persons or trusts for estate planning purposes, (iii) transfer or exercise at any time


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following the death or Disability of Executive, (iv) transfer or exercise, after the first year of the Initial Term, of Substitute Options covering up to 50% of the Common Stock which could be acquired pursuant to all of the Substitute Options in the aggregate, (v) transfer or exercise at any time after DLJMBII, and any affiliates of DLJMBILI in the aggregate, sell, pledge, transfer or otherwise dispose of more than 50% of the Common Stock which was acquired by them on the Effective Date, (vi) transfer or exercise of all of such Substitute Options at any time after expiration of the Initial Term, or (vii) transfer or exercise after Executive's employment is terminated. Holdings shall register the Substitute Options on a Form S-8.


                   (c) Notwithstanding any provision of this Agreement, the Investor Agreement, or any other agreement respecting options granted to Executive or Common Stock now owned or hereafter acquired by Executive pursuant to the exercise of options or otherwise, Executive shall be free of any restrictions with respect to the sale, gift, transfer or any other disposition of the Common Stock upon the earlier of two years from the Effective Date or Executive's termination of employment hereunder for any reason.

           10.     Successors.

                   (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the law of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                   (b) This Agreement shall inure to the benefit of and be binding upon Holdings, the Company and their respective successors and assigns.

                   (c) Holdings and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of either Holdings or the Company (whether such assets are held directly or indirectly), by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holdings and the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

           11.     Miscellaneous.

                   (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.


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                   (b)   The parties agree that all disputes under or in
connection with this Agreement will be submitted to arbitration in the County of Philadelphia, Commonwealth of Pennsylvania, to the American Arbitration Association ("AAA") under its rules then prevailing for the type of claim in issue, provided that there shall be a panel of no less than three arbitrators. In any action or proceeding relating to this Agreement, the parties agree that no damages, other than compensatory damages, shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

                   (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties, or by overnight express courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                         If to Executive:

                                    Kenneth Draeger
                                    1232 Denbigh Lane
                                    Radnor, Pennsylvania 19087

                         If to Holdings or the Company:

                                    DecisionOne Holdings, Corp.
                                    50 East Swedesford Road
                                    Frazer, PA   19355
                                    Attention:   Secretary

                         cc:        Peter Grauer, Esquire
                                    Donaldson, Lufkin, Jenrette Merchant
                                      Banking Partners II, L.P.
                                    277 Park Avenue
                                    New York, New York   10172

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                   (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                   (e) Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.


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                   (f)   This Agreement contains the entire understanding of
Holdings, the Company and Executive with respect to the subject matter hereof.

                   (g) Holdings shall promptly reimburse or shall cause the Company to promptly reimburse Executive for the attorney's fees and expenses incurred by Executive (i) in the negotiation and preparation of this Agreement and any ancillary agreements or documents, (ii) as a result of any contest or dispute by Holdings, the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof if Executive is the prevailing party, and (iii) in connection with Executive's defense of any claims or actions brought by Holdings or the Company arising out or relating to this Agreement or Executive's employment with Holdings and/or the Company if Executive is the prevailing party. Upon any material breach of this Agreement by Holdings or the Company, all amounts payable to Executive by Holdings and the Company hereunder shall automatically vest, mature and become immediately due and payable.

           IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from their respective Boards of Directors, Holdings and the Company have caused this Agreement to be executed in their name and on their behalf, all as of the day and year first above written.


                                 ---------------------------------
                                 Kenneth Draeger


                                 DECISIONONE HOLDINGS CORP.


                                 By:
                                    ------------------------------
                                 Name:
                                      ----------------------------
                                 Title:
                                       ---------------------------

                                 DECISIONONE CORPORATION


                                 By:
                                    ------------------------------
                                 Name:
                                      ----------------------------
                                 Title:
                                       ---------------------------


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                                    EXHIBIT A

                           PEER PERFORMANCE COMPARISON



                     The Peer Group Comparison will be derived from the then current proxy statements of the following companies:

                                       AMS
                                     Banctec
                                BDM International
                                    Compucom
                                   DST Systems
                                     Fiserv
                                     Inacom
                                       SMS
                                     SunGard
                                     Vanstar
                                      Wang

              Annually, during the term of this Agreement, the parties shall determine whether these companies continue to be appropriate peer comparisons for Holding and the Company. If the parties determine that one or more of the above companies is no longer appropriate for peer comparison purposes, the parties shall mutually agree upon another company or companies as a substitute or shall determine that no additional company shall be added to the list.



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